Exhibit 99.1

Polar Power Announces Receipt of Letter from Nasdaq Acknowledging Listing Compliance

 GARDENA, CA – December 30, 2024 – Polar Power, Inc. (NASDAQ: POLA) (“Polar Power”), a global provider of prime, backup, solar hybrid power, and microgrid solutions, is pleased to announce that it has successfully regained compliance with the minimum bid price requirement set forth by The Nasdaq Stock Market LLC (“Nasdaq”).

The Company has received notification from Nasdaq confirming its compliance with Listing Rule 5550(a)(2), thereby meeting Nasdaq’s maintenance requirements for listing. As a result, the scheduled hearing before the hearings panel on January 23, 2025 has been canceled.

Arthur Sams, CEO and Chairman of Polar Power commented, “Maintaining our Nasdaq listing was important for the continued growth and stability of the company, and we will continue to take corporate actions that are consistent with protecting and building value for our shareholders.”

About Polar Power, Inc.

Polar Power (NASDAQ: POLA), an innovative provider of DC advanced power and cooling systems across diverse industrial applications, is pioneering technological changes that radically change the production, consumption, and environmental impact of power generation. Its product portfolio, known for innovation, durability, and efficiency, presently includes standard products for telecom, military, renewable energy, marine, automotive, residential, commercial, oil field and mining applications. Polar Power’s systems can be configured to operate on any energy source including photovoltaics, diesel, LPG (propane and butane), and renewable fuels.

Polar Power’s telecom power solutions offer significant cost savings with installation, permitting, site leases, and operation. Its military solutions provide compact, lightweight, fuel efficient, reliable power solutions for robotics, drone, communications, hybrid propulsion, and other applications.

Polar Power’s mobile rapid battery charging technology enables on-demand roadside charging for electric vehicles. Its combined heat and power (CHP) residential systems offer innovative vehicle charging and integrated home power systems via natural gas or propane feedstocks, optimizing performance and system costs.

Polar Power’s micro / nano grid solutions provide lower cost energy in “bad-grid or no-grid” environments. Its commitment to technological advancement extends to hybrid propulsion systems for marine and specialty vehicles, ensuring efficiency, comfort, reliability, and cost savings.

For more information, please visit www.polarpower.com or follow Polar Power on www.linkedin.com/company/polar-power-inc/.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. It undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond Polar Power’s control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Polar Power’s reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

At CORE IR

Peter Seltzberg, SVP Investor Relations and Corporate Advisory

peters@coreir.com

At Polar Power Inc.

IR@PolarPowerinc.com